EXHIBIT 99.1

AMERICAN RIVER BANKSHARES SURPASSES $100 MILLION IN MARKET CAPITALIZATION

Sacramento, CA - November 1, 2004 - American River Bankshares (Nasdaq: AMRB) announced that on October 29, 2004, their stock price ended the trading day at $23.97, creating $102.1 million in market capitalization.

American River Bank was established in 1983 with a total of $3.5 million invested by less than 400 local shareholders. American River Bank formed American River Holdings in 1995 and in 2004 changed its name to American River Bankshares. The size and financial standing of American River Bankshares has grown considerably, spreading throughout Sacramento, Placer, and Sonoma Counties. The Company is listed and traded on the prestigious NASDAQ Stock Market and boasts over 1,300 shareholders throughout the entire country with the majority of shareholders residing in the Company's market area. "We are very proud that our Company has doubled its market capitalization from $50 million to $100 million in the past two and a half years," said David Taber, President & CEO of American River Bankshares.

U.S. Banker Magazine recently ranked American River Bankshares number thirty-six on their "Top Publicly Traded Community Banks" list. As previously announced, American River Bankshares reported earnings for the third quarter of 2004 of $1,339,000, compared with $1,260,000 recorded for the third quarter of 2003. Diluted earnings per share increased from $0.29 for the third quarter of 2003 to $0.30 for the third quarter of 2004. This marked the Company's eighty-third consecutive profitable quarter.

American River Bankshares is a financial services Company and the parent company of American River Bank, a community business bank that operates a family of financial service providers. These providers include: American River Bank, with offices in Sacramento and Placer Counties and North Coast Bank, a division of American River Bank, with offices in Sonoma County.

Related websites include www.amrb.com, www.americanriverbank.net, and www.northcoastbank.com

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2003, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.


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